Exhibit 99.1

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
January 30, 2009	Mike Dulberg Chief Financial Officer (773) 832-3473 E-mail: mdulberg@corusbank.com
CORUS BANKSHARES REPORTS
PRELIMINARY FOURTH QUARTER AND FULL YEAR RESULTS
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) reported a preliminary net loss for the 2008 fourth quarter of $260.7 million, or $4.85 per diluted share, down from net income of $1.9 million, or $0.03 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008, the preliminary net loss totaled $400.4 million, or $7.38 per diluted share compared to net income of $106.2 million, or $1.85 per diluted share in 2007.
The preliminary results do not include potential entries that could arise from subsequent adjustments relating to our commercial real estate loan portfolio. While we have completed internal assessments on the bulk of our portfolio, we have ordered, but not yet received, several appraisals. The appraisals are used as a basis for determining the value of the underlying collateral of our loans and significant variations between our internal assessments and the appraisals could have a material impact on our financial results. Additionally, to the extent that prior to filing our Annual Report on Form 10-K, a borrower’s condition deteriorates such that the associated loan becomes impaired, under Generally Accepted Accounting Principles, Corus may be required to recognize the impairment as of December 31, 2008.
Any subsequent adjustments could impact 1) the provision for credit losses 2) the amount of interest income reported (if we determine that additional loans should be placed on nonaccrual), 3) loans charged off, and 4) the resulting balance in loans outstanding and the Allowance for Credit Losses.
The information contained in this press release is limited to a balance sheet and income statement for Corus Bankshares, Inc. Additional details, however, can be found in the Call Report filed today by Corus’ subsidiary bank, Corus Bank, N.A. (the “Bank”). Please go to www.corusbank.com/acrobat/Dec08CallReport.pdf for a copy of the Call Report or visit either the investor relations section of Corus’ Web site at www.corusbank.com or the FDIC’s Web site at www.FDIC.gov. Corus is a one-bank holding company so consolidated results are primarily attributable to the results of the Bank. Corus expects to release earnings in its more traditional format by March 16, 2009, in tandem with the filing of the Annual Report of Form 10-K.

Overview
Corus is suffering from the extraordinary effects of what may ultimately be the worst economic downturn since the Great Depression. The effects of the current environment are being felt across many industries with financial services and residential real estate being particularly hard hit. The effects of the downturn have been particularly acute during the last 90-180 days of 2008. Corus, with a portfolio consisting primarily of condominium construction loans, many in the hard hit areas of Arizona, Nevada, south Florida and southern California, has seen a rapid and precipitous decline in the value of the collateral securing our loan portfolio.
Capital
In spite of the current year losses, with total capital of $758 million, Corus Bank’s capital ratios (as shown in the Call Report mentioned above) were above the numerical calculations of “well-capitalized” as of December 31, 2008. Nevertheless, bank regulators have broad authority to either reduce a bank’s capital classification below what the numerical ratios would otherwise indicate or simply set higher capital thresholds. Based on recent discussions with the Bank’s regulators, management believes it is likely that the Bank will be held to higher capital standards in the near future and, as such, may no longer be considered well-capitalized and may be required to identify additional sources of capital.
Corus had always recognized that a severe downturn in the residential real estate markets was a possible, if not likely, occurrence and we attempted to position ourselves accordingly. While we had planned for the possibility of such a downturn, and the associated nonaccrual loans and provisions for credit losses, in our corporate planning, the current housing calamity is worse than even the “severe downturn” for which we had planned.
Nonaccrual Loans & Credit Loss Reserves
Nonaccrual loans have grown to $1.5 billion, more than one-third of total loan balances outstanding at December 31, 2008. Combined with other real estate owned (“OREO”) of over $400 million at year end, most of which was foreclosed on during the last quarter of 2008, Corus’ nonperforming assets at December 31, 2008 totaled $2.0 billion. This extraordinary level of nonperforming assets put such negative pressure on Corus’ net interest income that it fell below zero for the quarter ended December 31, 2008.
The decline in value associated with the collateral supporting Corus’ commercial real estate loans resulted in a significant provision for credit losses and high levels of charge-offs. For the three and twelve months ended December 31, 2008, Corus recorded a provision for credit losses of $310 million and $588 million, respectively. Charge-offs during same periods totaled $224 million and $371 million, respectively. The Allowance for Credit Losses (reserves available for future charge-offs) increased from $77 million at December 31, 2007 to nearly $294 million at the end of 2008 (includes both the allowance for loan losses and the liability for credit commitment losses).

TARP Funds
In an attempt to address the issues many banks are facing, the U.S. Treasury Department has made funds available to certain banks under its Troubled Asset Relief Program Capital Purchase Program (the “Program”). As previously disclosed, the Company submitted its application for funds under the Program on November 14, 2008. The Company has received a preliminary response from the Treasury Department indicating that they intend to reject our application, but the final action has not been taken and Corus continues to pursue the TARP application and other capital raising options.
Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is a nationwide construction lender, specializing in condominium, office, hotel, and apartment projects. Its outstanding commercial real estate loans and unfunded construction commitments total approximately $5.8 billion. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” “hopeful,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.
Do not unduly rely on forward-looking statements. They give Corus’ expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, Corus does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to Corus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31	December 31
(Dollars in thousands)	2008*	2007

Assets
Cash and due from banks — noninterest-bearing	$67,633	$76,707
Interest-bearing deposits with the Federal Reserve	141,036	—
Federal funds sold	100,000	586,500

Cash and Cash Equivalents	308,669	663,207
Time deposits with banks	1,930,918	—
Securities:
Available-for-sale, at fair value:
U.S. Government agencies	1,634,014	3,618,265
Equity securities	—	135,981
Other securities	2,839	4,492

Total Securities	1,636,853	3,758,738
Loans, net of unearned income	4,094,273	4,409,387
Less: Allowance for loan losses	258,097	70,992

Loans, net	3,836,176	4,338,395
Other real estate owned	408,987	36,951
Accrued interest receivable	34,706	34,550
Premises and equipment, net	33,284	26,875
Other assets	219,974	67,861

Total Assets	$8,409,567	$8,926,577

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest-bearing	$7,384,427	$7,365,205
Noninterest-bearing	208,033	254,477

Total Deposits	7,592,460	7,619,682
Subordinated debentures relating to Trust Preferred Securities	409,414	404,647
Other borrowings	725	54,945
Accrued interest payable	12,892	17,257
Dividends payable	—	13,761
Other liabilities	55,432	26,888

Total Liabilities	8,070,923	8,137,180
Shareholders’ Equity:
Common stock, surplus, and retained earnings	339,350	768,984
Accumulated other comprehensive income / (loss)	(706)	20,413

Total Shareholders’ Equity	338,644	789,397

Total Liabilities and Shareholders’ Equity	$8,409,567	$8,926,577

* Preliminary

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In thousands, except per-share data)	2008*	2007	2008*	2007
Interest, Points and Fees, and Dividend Income:
Interest, points and fees on loans	$49,934	$107,239	$308,623	$446,221
Federal funds sold	160	3,107	7,868	15,479
Interest-bearing deposits with the Federal Reserve	300	—	300	—
Time deposits with banks	17,713	—	46,580	—
Securities:
Interest	10,220	52,001	74,875	247,866
Dividends	—	1,855	1,320	6,891

Total Interest, Points and Fees, and Dividend Income	78,327	164,202	439,566	716,457

Interest Expense:
Deposits	73,280	93,845	315,052	394,896
Subordinated debentures relating to Trust Preferred Securities	5,510	8,068	23,106	30,941
Other borrowings	1	959	1,487	4,163

Total Interest Expense	78,791	102,872	339,645	430,000

Net Interest Income/(Loss)	(464)	61,330	99,921	286,457
Provision for credit losses	310,000	33,500	587,500	66,000

Net Interest Income/(Loss) after Provision for Credit Losses	(310,464)	27,830	(487,579)	220,457

Noninterest Income:
Securities gains/(losses), net	—	(4,082)	26,087	4,673
Service charges on deposit accounts	2,223	2,458	9,200	10,114
Other income	863	961	3,611	3,851

Total Noninterest Income	3,086	(663)	38,898	18,638

Noninterest Expense:
Employee compensation and benefits	4,298	11,065	23,254	44,508
Other real estate owned and protective advances	8,970	698	15,507	2,652
Insurance — FDIC	2,121	1,498	7,337	3,389
Net occupancy	1,506	1,131	5,697	4,463
Depreciation — furniture and equipment	726	575	2,237	2,010
Data processing	442	603	1,827	2,373
Goodwill impairment	—	4,523	—	4,523
Other expenses	4,592	2,913	14,739	11,656

Total Noninterest Expense	22,655	23,006	70,598	75,574

Income/(Loss) Before Income Taxes	(330,033)	4,161	(519,279)	163,521
Income tax expense/(benefit)	(69,327)	2,237	(118,895)	57,317

Net Income/(Loss)	$(260,706)	$1,924	$(400,384)	$106,204

Net Income/(Loss) Per Common Share:
Basic	$(4.85)	$0.03	$(7.38)	$1.89
Diluted	$(4.85)	$0.03	$(7.38)	$1.85
Weighted Average Common and Common Equivalent Shares Outstanding	53,711	56,471	54,261	57,265

* Preliminary